June 30, 1997



James River Corporation of Virginia
120 Tredegar Street
Richmond, VA  23219

Ladies and Gentlemen:

         We have been requested, as counsel, to render federal tax advice in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") being filed by James River Corporation of Virginia, a Virginia corporation (the "Company"), with the Securities and Exchange Commission in connection with registering under the Securities Act of 1933, as amended (the "Securities Act"), $600,000,000 of the Company's Debt Securities.

         We have reviewed the statements set forth in the Registration Statement under the heading "United States Taxation" and hereby advise you that such statements, insofar as they are or refer to statements of United States law or legal conclusions relating thereto, are accurate in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Taxation" in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                  Very truly yours,



                                  /s/ McGuire, Woods, Battle & Boothe, L.L.P.